Exhibit 99.1
VERMILLION ANNOUNCES STOCKHOLDER APPROVAL OF
REVERSE STOCK SPLIT
—Board of Directors Approve a 1 for 10 Reverse Split
FREMONT, Calif. (February 15, 2008) — Vermillion, Inc. (Nasdaq: VRML), a high-value molecular diagnostics company, announced today that its stockholders authorized Vermillion’s Board of Directors to implement a reverse split of the company’s common stock. The Board of Directors has approved a 1 for 10 reverse stock split of the company’s common stock. The reverse split is expected to become effective at the close of business on Monday, March 3, 2008.
“We believe this stockholder approval and reverse stock split will help attract a greater level of interest among investors and analysts. It comes at an excellent time given the advances being made in the clinical and commercial development of our peripheral arterial disease (PAD) and ovarian cancer diagnostics programs,” said Gail S. Page, President and CEO of Vermillion.
In the reverse split, each ten (10) shares of Vermillion’s issued and outstanding common stock will be combined into one (1) share of common stock. No fractional shares will be issued in association with the reverse stock split and holders of fractional shares will receive cash in place of their fractional shares.
Based on the volume and price of shares of the Company’s common stock as of February 14, 2008, as a result of the reverse split, Vermillion will have approximately 6.4 million shares outstanding of its common stock. Additionally the reverse split will affect all shares of Vermillion’s common stock, including underlying stock options outstanding and warrants immediately prior to the effective date of the reverse split.
Vermillion’s transfer agent, Well Fargo Shareowner Services will send instructions to stockholders of record regarding the exchange of certificates for common stock.
About Vermillion
Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology, hematology, cardiology and women’s health with an initial focus in ovarian cancer. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at http://www.vermillion.com.
Forward Looking Statements
This news release contains forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions and the risks and uncertainties discussed in Vermillion’s latest Form 10-K and

Vermillion’s periodic reports on Form 10-Q and Form 8-K. These forward-looking statements are based on Vermillion’s current expectations. Vermillion is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. Forward-looking statements cannot be guaranteed and actual results may differ materially from Vermillion’s current expectations. You are encouraged to read Vermillion’s reports filed with the U.S. Securities and Exchange Commission, available at http://www.sec.gov.
Vermillion, Inc.
Sue Carruthers
510.505.2297
WeissComm Partners
Daryl Messinger
415.946.1062